Exhibit 99.1

Contact:	Daniel M. Quinn	Paul W. Taylor
	President & Chief Executive Officer	E.V.P. & Chief Financial Officer
	1331 Seventeenth Street, Suite 300	1331 Seventeenth Street, Suite 300
	Denver, CO 80202	Denver, CO 80202
	303/313-6736	303/293-5563

FOR IMMEDIATE RELEASE:

Guaranty Bancorp Announces Second Quarter 2008 Earnings

• Net income of $2.0 million or $0.04 per basic and diluted share
• Stockholders’ equity remains stable at 17.97% of total assets while tangible equity increases to 6.93% of tangible assets
• Major initiative undertaken to better align business expenses and revenue

Denver, Colorado (July 17, 2008) – Guaranty Bancorp (Nasdaq: GBNK) today reported second quarter 2008 net income of $2.0 million, or 4 cents earnings per basic and diluted share, compared to a second quarter 2007 net loss of $6.8 million, or 13 cents loss per basic and diluted share.  Excluding after-tax intangible asset amortization of $1.2 million, second quarter 2008 cash net income was $3.2 million, or 6 cents cash earnings per basic and diluted share, compared to second quarter 2007 cash net loss of $5.4 million, or 10 cents cash loss per basic and diluted share.

Second quarter 2008 net income increased by $8.8 million over the second quarter 2007 primarily due to the after-tax impact of a $11.9 million decrease in the provision for loan losses and a $7.9 million decrease in noninterest expense, partially offset by a $5.6 million decline in net interest income.

Dan Quinn, Guaranty Bancorp President and CEO, stated, “The second quarter showed further evidence of our efforts to strategically reposition the Company despite the challenges presented by the current economic environment.  The loan portfolio was one important area of progress, where loans increased $29.9 million during the quarter despite the continuing reduction in our exposure to residential real estate.”

“Another area of focus has been the reduction of operating expenses,” Quinn continued.  “Although operating expenses have reduced over the past two years, they remain higher than they should be in light of the current operating environment.  As a consequence, we initiated a major effort in the second quarter to better align our expenses with the current size of our business.  This effort will extend over the next several quarters and is expected to reduce operating expenses by approximately $6 million once fully implemented.  As part of this effort, we decided to close two of our bank branches, each to take effect in the second half of 2008.  In connection with these branch closures, we took a $1.3 million pre-tax charge in the second quarter.  Without this charge, our second quarter net income would have been $2.8 million, or 6 cents per diluted share.”

Key Financial Measures

	Quarter Ended			Six Months Ended
	June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Earnings (loss) per share-basic & diluted	$0.04	$0.06	$(0.13)	$0.10	$(0.03)
Cash earnings (loss) per share-basic & diluted	$0.06	$0.09	$(0.10)	$0.15	$0.02
Return on average assets	0.35%	0.55%	(1.03)%	0.45%	(0.10)%
Return on tangible average assets (cash)	0.62%	0.85%	0.98%	0.73%	0.12%
Net interest margin	4.20%	4.42%	5.00%	4.31%	5.08%

The Company’s net income for the first six months of 2008 improved by $6.7 million over the same period in 2007.  For the year-to-date period ending June 30, 2008, net income was $5.3 million, or $0.10 earnings per basic and diluted share compared to a net loss of $1.4 million or $0.03 loss per basic and diluted share for the same period in 2007.   The primary cause for the increase in net income over 2007 is an $11.8 million reduction in the provision for loan losses and a $9.9 million reduction in noninterest expense as discussed below, partially offset by a decrease in net interest income.

Cash net income for the first six months of 2008 was $7.6 million, or $0.15 per basic and diluted share excluding after-tax intangible asset amortization of $2.3 million.  Cash net income for the first six months of 2007 was $1.3 million, or $0.02 per basic and diluted share excluding after-tax intangible amortization of $2.7 million.

Net Interest Income and Margin

	Quarter Ended			Six Months Ended
	June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
	(Dollars in thousands)

Net interest income	$20,391	$21,650	$25,987	$42,041	$52,830
Interest rate spread	3.50%	3.58%	3.98%	3.54%	4.07%
Net interest margin	4.20%	4.42%	5.00%	4.31%	5.08%
Net interest margin, fully tax equivalent	4.28%	4.53%	5.15%	4.41%	5.24%

Second quarter 2008 net interest income of $20.4 million decreased by $1.3 million from the first quarter 2008, and $5.6 million from the second quarter 2007.  The Company’s net interest margin of 4.20% for the second quarter 2008 reflected a decline of 22 basis points from the first quarter 2008 and a decline of 80 basis points from the second quarter 2007. The decline in net interest margin from the second quarter 2007 to second quarter 2008 is mostly attributable to the 325 basis point rate cuts in aggregate by the Federal Open Market Committee of the Federal Reserve Board during the past twelve months.

Interest income decreased by $11.5 million to $30.2 million in the second quarter 2008 from the second quarter 2007. This decrease consisted of a $9.2 million unfavorable rate variance due to lower rates, with the remainder of the decrease due to an overall decline in earnings assets. Approximately 66% of the Company’s outstanding loan balances are variable rate loans and are generally tied to indexes such as prime, LIBOR or federal funds. The prime rate has decreased by 325 basis points from June 2007 to June 2008. As a result of the decline in rates, the average yield on loans for the Company decreased by 201 basis points from 8.33% for the quarter ended June 30, 2007 to 6.32% for the same period in 2008.

Interest expense decreased by $5.9 million, or 37.5%, to $9.8 million for the second quarter 2008 as compared to the second quarter 2007. The decrease in interest expense from the second quarter 2007 was primarily the result of a $3.9 million favorable rate variance with the remaining $1.9 million a result of a reduction in interest-bearing liabilities.  The overall cost of funds declined by 132 basis points to 2.72% from the second quarter 2007 to the second quarter 2008. Average total interest-bearing deposits declined by $247.7 million from the second quarter 2007 to the second quarter 2008, with $151.6 million of the decrease in balances attributable to time deposits. This decline in time deposits is mostly due to the continuation of our strategic decision to reduce the balances of non-core time-deposits to mitigate the impact of margin compression.

For the six months ended June 30, 2008, the Company’s net interest income declined by $10.8 million from the same period in 2007.  This decline is due mostly to an $8.6 million unfavorable rate variance due to a 77 basis point decrease in net interest margin.   The remainder of the decrease in net interest income is primarily due to lower earning assets.

Noninterest Income

The following table presents noninterest income as of the dates indicated.

	Quarter Ended			Six Months Ended
	June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
	(In thousands)
Noninterest income:
Customer service and other fees	$2,528	$2,276	$2,409	$4,804	$4,852
Gain on sale of securities	—	138	—	138	—
Other	604	101	168	705	292
Total noninterest income	$3,132	$2,515	$2,577	$5,647	$5,144

Noninterest income for second quarter 2008 increased by $0.6 million from the first quarter 2008 and by $0.6 million from the second quarter 2007.  The increase from the first quarter 2008 is mostly due to higher fee income, partially offset by the decrease in gain on sale of securities.   The $0.6 million increase in the second quarter 2008 as compared to the same period in 2007 is primarily attributable to a $0.3 million increase in analysis fees due to a decrease in earnings credits on compensating balances.

For the six months ended June 30, 2008, noninterest income increased by $0.5 million, or 9.8%, from the same period in 2007.  The increase is mostly attributable to higher fee income, gain on sale of securities and a reduction in losses from disposals of other real estate owned.

Noninterest Expense

The following table presents noninterest expense as of the dates indicated.

	Quarter Ended			Six Months Ended
	June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
	(In thousands)
Noninterest expense:
Salaries and employee benefits	$9,184	$9,720	$10,724	$18,904	$21,698
Occupancy expense	2,131	2,001	2,056	4,132	4,177
Furniture and equipment	1,383	1,314	1,231	2,697	2,471
Amortization of intangible assets	1,877	1,877	2,195	3,754	4,390
Other general and administrative	5,122	3,798	11,416	8,920	15,568
Total noninterest expense	$19,697	$18,710	$27,622	$38,407	$48,304

Efficiency ratio (excluding amortization of intangibles)	75.76%	69.66%	89.02%	72.67%	75.75%

Noninterest expense for the second quarter 2008 increased by $1.0 million from the first quarter of 2008, and decreased by $7.9 million from the second quarter 2007.   The increase in noninterest expense from the first quarter of 2008 is mostly attributable to $1.3 million of expenses related to the decision in the second quarter 2008 to close two branches and a $0.2 million increase in legal and other fees, partially offset by a $0.5 million reduction in salaries and employee benefits expense.  The $7.9 million decrease in noninterest expense from the second quarter 2007 is mostly attributable to additional charges of a $6.5 million settlement of a lawsuit and $1.0 million related to the merger of the subsidiary banks recorded in the second quarter 2007.  Further, salaries and employee benefits expense decreased by $1.5 million due mostly to lower base salaries as a result of a continued focus on reducing staff levels, as well as lower bonus and incentive expense.   These decreases were partially offset by $1.3 million in expenses related to the decision in the second quarter 2008 to close two branches.

Noninterest expense for the six months ended June 30, 2008 decreased by $9.9 million, or 20.5%, over the same period in 2007.  This decline in noninterest expense is mostly attributable to the $6.5 million charge for a settlement of a lawsuit recorded in the second quarter 2007, as well as a $1.0 million charge taken for the merger of the Company’s subsidiary banks in 2007.  Additionally, there was a $2.8 million decrease in salaries and employee benefits expense due primarily to a decline in staffing levels and lower lender incentive expense, a $0.8 million decrease in professional fees relating mostly to external and internal audit fees, $0.6 million decline in amortization costs on intangible assets and $0.2 million of other expense decreases.  These expense reductions were partially offset by a $1.3 million charge related to the decision to close two branches recorded in the second quarter 2008 as well as $0.7 million in charges related to other real estate owned in 2008, mostly attributable to the write-down of a single property.

Balance Sheet

	June 30, 2008	March 31, 2008	% Change	June 30, 2007	% Change
	(Dollars in thousands, except per share amounts)
Total loans, net of unearned discount	$1,789,155	$1,759,297	1.7%	$1,893,440	(5.5)%
Allowance for loan losses	(26,506)	(26,048)	1.8%	(35,594)	(25.5)%
Total assets	2,358,559	2,345,079	0.6%	2,640,732	(10.7)%
Average assets, quarter-to-date	2,350,421	2,376,539	(1.1)%	2,654,637	(11.5)%
Total deposits	1,707,031	1,710,082	(0.2)%	1,938,412	(11.9)%
Book value per share	$8.04	$7.99	0.6%	$10.36	(22.4)%
Tangible book value per share	$2.73	$2.65	3.1%	$2.51	8.8%
Equity ratio – GAAP	17.97%	17.97%	0%	21.50%	(16.4)%
Tangible equity ratio	6.93%	6.77%	2.4%	6.22%	11.4%

At June 30, 2008, the Company had total assets of $2.4 billion as compared to $2.3 billion at March 31, 2008, and $2.6 billion at June 30, 2007.  The $282.2 million decline in assets from June 30, 2007 is mostly due to a $142.2 million goodwill impairment charge recorded in the fourth quarter 2007, as well as a $104.3 million decrease in loans, net of unearned discount.  Approximately $48 million of this $104.3 million decrease in loans is attributable to the sale of certain impaired and classified loans in October 2007. A significant portion of the remaining decrease in loans is due to the Company’s strategy of reducing its concentration of residential construction and land development loans.

The following table sets forth the amounts of our loans outstanding at the dates indicated:

	June 30, 2008	March 31, 2008	December 31, 2007	June 30, 2007
	(In thousands)
Loans on real estate:
Residential and commercial mortgage	$717,533	$723,246	$713,478	$742,802
Construction	232,522	238,926	235,236	321,982
Equity lines of credit	46,778	47,659	48,624	53,676
Commercial loans	705,309	657,423	679,717	652,911
Agricultural loans	29,442	35,003	39,506	47,891
Lease financing	472	472	4,732	6,435
Installment loans to individuals	39,611	38,151	40,835	45,214
Overdrafts	915	2,520	1,329	4,350
SBA and other	20,241	19,213	21,592	22,044
	1,792,823	1,762,613	1,785,049	1,897,305
Unearned discount	(3,668)	(3,316)	(3,402)	(3,865)
Loans, net of unearned discount	$1,789,155	$1,759,297	$1,781,647	$1,893,440

Of the $997 million of real estate loans at June 30, 2008, approximately $65 million were secured by for-sale residential real estate. Further, approximately $119 million of these real estate loans consisted of residential land and land development loans.

The following table sets forth the amounts of our deposits outstanding at the dates indicated:

	June 30, 2008	March 31, 2008	December 31, 2007	June 30, 2007
	(In thousands)
Noninterest bearing deposits	$515,646	$473,247	$515,299	$472,777
Interest bearing demand	149,019	156,416	160,100	156,440
Money market	524,592	582,013	572,056	641,849
Savings	71,474	71,617	71,944	77,508
Time	446,300	426,789	480,108	589,838

Total deposits	$1,707,031	$1,710,082	$1,799,507	$1,938,412

Total deposits at June 30, 2008 remained relatively flat as compared to March 31, 2008, but declined by $92.5 million from December 31, 2007 and by $231.4 million from June 30, 2007.  The primary cause for the actual ending deposit balance at June 30, 2008 being approximately $58.7 million greater than average deposits for the second quarter 2008 is the receipt of a short-term deposit from a single depositor of approximately $62 million on the last day of the quarter. The decreases from both December 31, 2007 and June 30, 2007 are mostly due to decreases in money market and time deposits.  The decrease in time deposits is due to a strategic decision to mitigate the impact of margin compression, whereas the decline in money market deposits is due to increased competition for deposits in the falling rate environment. Average noninterest bearing deposits were $452.3 million, or 27.4% of total deposits, for the quarter ended June 30, 2008 as compared to $478.5 million, or 24.9% of total deposits, for the quarter ended June 30, 2007.

Overall borrowings were $147.1 million at June 30, 2008 as compared to $63.7 million at December 31, 2007 and $26.0 million at June 30, 2007.  The increase is mostly attributable to a decision to further utilize FHLB term advances as an alternative funding source to higher-cost time deposits.

Regulatory Capital Measures are Above the Well-Capitalized Minimums

The Company remains more than well-capitalized for regulatory capital purposes at June 30, 2008. In addition to exceeding the requirements to be a well capitalized institution, the regulatory capital ratios improved from December 31, 2007 as follows:

	Ratio at June 30, 2008	Ratio at December 31, 2007	Minimum Capital Requirement	Minimum Requirement for “Well Capitalized” Institution

Total Risk-Based Capital Ratio	11.0%	10.9%	8.00%	10.00%
Tier 1 Risk-Based Capital Ratio	9.8%	9.6%	4.00%	6.00%
Leverage Ratio	9.5%	8.6%	4.00%	5.00%

Asset Quality

The following table presents selected asset quality data (excluding loans held for sale) as of the dates indicated:

	June 30, 2008	March 31, 2008	December 31, 2007	September 30, 2007	June 30, 2007
	(Dollars in thousands)

Nonaccrual loans, not restructured	$29,742	$20,798	$19,309	$16,831	$35,515
Accruing loans past due 90 days or more	98	1	527	9	122

Total nonperforming loans (NPLs)	29,840	20,799	19,836	16,840	35,637
Other real estate owned	1,910	1,715	3,517	3,401	1,385

Total nonperforming assets (NPAs)	$31,750	$22,514	$23,353	$20,241	$37,022

Accruing loans past due 30-89 days	$20,169	$42,680	$28,242	$29,559	$25,452

Allowance for loan losses	$26,506	$26,048	$25,711	$23,979	$35,594

Selected ratios:
NPLs to loans, net of unearned discount	1.67%	1.18%	1.11%	0.93%	1.88%
NPAs to total assets	1.35%	0.96%	0.98%	0.77%	1.40%
Allowance for loan losses to NPAs	83.48%	115.70%	110.10%	118.47%	96.14%
Allowance for loan losses to NPLs	88.83%	125.24%	129.62%	142.39%	99.88%
Allowance for loan losses to loans, net of unearned discount	1.48%	1.48%	1.44%	1.32%	1.88%
Loans past due 30-89 days to loans, net of unearned discount	1.13%	2.43%	1.59%	1.62%	1.34%

Nonperforming assets increased by $9.2 million at June 30, 2008 as compared to March 31, 2008, and decreased by $5.3 million as compared to June 30, 2007.  Approximately 82% of the increase from the prior quarter is due to the addition of one loan relationship to nonperforming asset status during the second quarter 2008.  The decrease from June 2007 was mostly due to the sale of certain nonperforming and classified loans on October 31, 2007. At June 30, 2008, six loan relationships comprised approximately 67% of nonperforming loans. Of the $29.8 million of nonperforming loans at June 30, 2008, approximately fifty percent was secured by residential real estate including residential land and land development loans.

The Company took a second quarter 2008 provision for loan losses of $0.9 million, as compared to $0.9 million in the first quarter 2008 and $12.8 million in the second quarter 2007.  The lower net charge-offs and level of impaired loans at June 30, 2008 and March 31, 2008, as compared to June 30, 2007 resulted in the lower provision for loan losses in the current quarter.

Net charge-offs in the second quarter 2008 were $0.4 million, as compared to $0.5 million in the first quarter 2008, and $4.7 million in the second quarter 2007.  Impaired loans as of June 30, 2008 totaled $29.8 million, as compared to $20.8 million at the end of the first quarter of 2008, and $55.8 million at the end of the second quarter of 2007.

The allowance for loan losses to total loans outstanding was 1.48% at June 30, 2008, as compared to 1.48% at March 31, 2008 and 1.88% at June 30, 2007.

Stock Repurchase Programs

During the second quarter 2008, the Company did not repurchase any shares under its stock repurchase programs and only repurchased 13,558 shares related to the net settlement of vested, restricted stock awards at a cost of $70,000, or an average price of $5.13 per share. At June 30, 2008, the Company had 1,200,000 shares remaining under its stock repurchase program adopted in October 2007 (149,858 shares expired in May 2008 when the stock repurchase program adopted in May 2007 lapsed). The remaining shares may be acquired from time to time either in the open market or in privately negotiated transactions in accordance with applicable regulations of the Securities and Exchange Commission. However, the Company does not anticipate purchasing any of the remaining shares in the near future due to its focus and strategy to strengthen its capital position. As of June 30, 2008, the Company had 52,736,269 shares outstanding, including 1,689,608 shares of unvested stock awards, and 69,275 of shares to be issued at June 30, 2008 under its deferred compensation plan.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures related to the income statement, including cash net income, cash earnings per share and return on average tangible assets (cash), which exclude the after-tax impact of intangible asset amortization expense.

This press release also includes non-GAAP financial measures related to tangible assets, including return on average tangible assets (cash), tangible book value and tangible equity ratio.  These items exclude average and actual intangible assets, respectively.

The Company discloses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of the Company’s core financial performance. Management believes that these non-GAAP financial measures allow for additional transparency and are used by some investors, analysts and other users of the Company’s financial information as performance measures. These non-GAAP financial measures are presented for supplemental informational purposes only for understanding the Company’s operating results and should not be considered a substitute for financial information presented in accordance with GAAP. These non-GAAP financial measures presented by the Company may be different from non-GAAP financial measures used by other companies.

The following non-GAAP schedule reconciles cash net income and return on tangible net assets (cash) to their respective GAAP measure as of the dates indicated:

	Quarter Ended			Six Months Ended
	June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
	(In thousands, except per share data)
GAAP net income (loss)	$2,025	$3,245	$(6,794)	$5,270	$(1,385)
Add: Amortization of intangible assets	1,877	1,877	2,195	3,754	4,390
Less: Income tax effect	(713)	(713)	(834)	(1,427)	(1,669)
Cash net income (loss)	$3,189	$4,409	$(5,433)	$7,597	$1,336

Weighted average shares – diluted	51,091,042	51,049,525	53,425,770	51,086,578	54,105,373

Earnings (loss) per share – diluted	$0.04	$0.06	$(0.13)	$0.10	$(0.03)
Add: Amortization of intangible assets (after tax effect)	0.02	0.03	0.03	0.05	0.05
Cash earnings (loss) per share	$0.06	$0.09	$(0.10)	$0.15	$0.02

Return on tangible net assets (cash)
Cash net income (loss)	$3,189	$4,409	$(5,433)	$7,597	$1,336

Average total assets	$2,350,421	$2,376,539	$2,654,637	$2,363,499	$2,670,986
Less average intangible assets	(280,845)	(282,830)	(431,220)	(281,837)	(432,389)
Average tangible assets	$2,069,576	$2,093,709	$2,223,417	$2,081,662	$2,238,597

Return on average assets - GAAP net income (loss) divided by total average assets	0.35%	0.55%	-1.03%	0.45%	-0.10%

Return on average tangible assets(cash) - cash net income divided by average tangible assets	0.62%	0.85%	-0.98%	0.73%	0.12%

The following non-GAAP schedule reconciles the book value per share to the tangible book value per share and the tangible equity ratio as of the dates indicated:

	June 30, 2008	March 31, 2008	June 30, 2007
	(Dollars in thousands, except per share amounts)
Tangible Book Value per Share
Stockholders’ equity	$423,927	$421,461	$567,690
Intangible assets	(279,927)	(281,804)	(430,167)
Tangible equity	$144,000	$139,657	$137,523

Number of shares outstanding and to be issued	52,736,269	52,726,120	54,809,236
Book value per share	$8.04	$7.99	$10.36
Tangible book value per share	$2.73	$2.65	$2.51

Tangible Equity Ratio

Total assets	$2,358,559	$2,345,079	$2,640,732
Less: Intangible assets	(279,927)	(281,804)	(430,167)
Tangible assets	$2,078,632	$2,063,275	$2,210,565

Equity ratio – GAAP (stockholders’ equity / total assets)	17.97%	17.97%	21.50%

Tangible equity ratio (tangible equity / tangible assets)	6.93%	6.77%	6.22%

About Guaranty Bancorp

Guaranty Bancorp is a bank holding company that operates 36 branches in Colorado through a single bank, Guaranty Bank and Trust Company. The bank provides banking and other financial services including real estate, construction, commercial and industrial, energy, consumer and agricultural loans throughout its targeted Colorado markets to consumers and small to medium-sized businesses, including the owners and employees of those businesses. The bank also provides trust services, including personal trust administration, estate settlement, investment management accounts and self-directed IRAs. More information about Guaranty Bancorp can be found at www.gbnk.com.

Forward-Looking Statements

Certain statements contained in this press release, including, without limitation, statements containing the words “believes”, “anticipates”, “intends”, “expects”, and words of similar import, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following: general economic and business conditions in those areas in which the Company operates; demographic changes; competition; fluctuations in interest rates; continued ability to attract and employ qualified personnel; costs and uncertainties related to the outcome of pending litigation; changes in business strategy or development plans; changes that occur in the securities markets; changes in governmental legislation or regulation; changes in credit quality; the availability of capital to fund the expansion of the Company’s business; economic, political and global changes arising from natural disasters; the war on terrorism; conflicts in the Middle East; and additional “Risk Factors” referenced in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as supplemented from time to time.  When relying on forward-looking statements to make decisions with respect to the Company, investors and others are cautioned to consider these and other risks and uncertainties.  The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made.  The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	June 30, 2008	December 31, 2007	June 30, 2007
	(In thousands)
Assets
Cash and due from banks	$44,175	$51,611	$48,255
Federal funds sold	11,672	745	4,200
Cash and cash equivalents	55,847	52,356	52,455
Securities available for sale, at fair value	112,118	118,964	143,879
Securities held to maturity	13,772	14,889	12,160
Bank stocks, at cost	32,713	32,464	32,176
Total investments	158,603	166,317	188,215

Loans, net of unearned discount	1,789,155	1,781,647	1,893,440
Less allowance for loan losses	(26,506)	(25,711)	(35,594)
Net loans	1,762,649	1,755,936	1,857,846
Loans, held for sale	—	492	—
Premises and equipment, net	65,087	69,981	72,046
Other real estate owned and foreclosed assets	1,910	3,517	1,385
Goodwill	250,748	250,748	392,958
Other intangible assets, net	29,179	32,933	37,209
Other assets	34,536	39,384	38,618
Total assets	$2,358,559	$2,371,664	$2,640,732

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$515,646	$515,299	$472,777
Interest-bearing demand	673,611	732,156	798,289
Savings	71,474	71,944	77,508
Time	446,300	480,108	589,838
Total deposits	1,707,031	1,799,507	1,938,412
Securities sold under agreements to repurchase and federal fund purchases	21,442	23,617	37,391
Borrowings	147,117	63,715	26,030
Subordinated debentures	41,239	41,239	41,239
Interest payable and other liabilities	17,803	24,932	29,970
Total liabilities	1,934,632	1,953,010	2,073,042

Stockholders’ equity:
Common stock	65	64	64
Additional paid-in capital	619,188	617,611	616,447
Shares to be issued for deferred compensation obligations	613	573	562
Accumulated deficit	(89,997)	(95,196)	41,511
Accumulated other comprehensive loss	(2,894)	(1,472)	(522)
Treasury Stock	(103,048)	(102,926)	(90,372)
Total stockholders’ equity	423,927	418,654	567,690
Total liabilities and stockholders’ equity	$2,358,559	$2,371,664	$2,640,732

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

	Three Months Ended		Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
	(In thousands, except per share data)
Interest income:
Loans, including fees	$28,107	$39,087	$59,147	$78,825
Investment securities:
Taxable	779	608	1,463	1,229
Tax-exempt	877	1,336	1,770	2,748
Dividends	435	459	905	934
Federal funds sold and other	18	213	334	327
Total interest income	30,216	41,703	63,619	84,063
Interest expense:
Deposits	7,411	13,738	17,206	27,084
Federal funds purchased and repurchase agreements	145	448	282	749
Borrowings	1,417	592	2,446	1,530
Subordinated debentures	852	938	1,644	1,870
Total interest expense	9,825	15,716	21,578	31,233
Net interest income	20,391	25,987	42,041	52,830
Provision for loan losses	900	12,766	1,775	13,615
Net interest income, after provision for loan losses	19,491	13,221	40,266	39,215
Noninterest income:
Customer service and other fees	2,528	2,409	4,804	4,852
Gain on sale of securities	—	—	138	—
Other	604	168	705	292
Total noninterest income	3,132	2,577	5,647	5,144
Noninterest expense:
Salaries and employee benefits	9,184	10,724	18,904	21,698
Occupancy expense	2,131	2,056	4,132	4,177
Furniture and equipment	1,383	1,231	2,697	2,471
Amortization of intangible assets	1,877	2,195	3,754	4,390
Other general and administrative	5,122	11,416	8,920	15,568
Total noninterest expense	19,697	27,622	38,407	48,304
Income before income taxes	2,926	(11,824)	7,506	(3,945)
Income tax expense	901	(5,030)	2,236	(2,560)
Net income (loss)	$2,025	$(6,794)	$5,270	$(1,385)

Earnings (loss) per share–basic:	$0.04	$(0.13)	$0.10	$(0.03)
Earnings (loss) per share–diluted:	0.04	(0.13)	0.10	(0.03)

Weighted average shares outstanding-basic	51,004,472	53,425,770	50,996,350	54,105,373
Weighted average shares outstanding-diluted	51,091,042	53,425,770	51,086,578	54,105,373

Guaranty Bancorp and Subsidiaries

Unaudited Consolidated Average Balance Sheets

	QTD Average			YTD Average
	June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
	(In thousands)
Assets
Interest earning assets
Loans, net of unearned discount	$1,788,603	$1,767,582	$1,882,840	$1,778,098	$1,896,185
Securities	162,293	159,777	190,819	161,035	193,910
Other earning assets	2,738	41,796	11,282	22,267	7,638
Average earning assets	1,953,634	1,969,155	2,084,941	1,961,400	2,097,733
Other assets	396,787	407,384	569,696	402,099	573,253

Total average assets	$2,350,421	$2,376,539	$2,654,637	$2,363,499	$2,670,986

Liabilities and Stockholders’ Equity
Average liabilities:
Average deposits:
Noninterest-bearing deposits	$452,315	$472,802	$478,520	$462,564	$480,875
Interest-bearing deposits	1,195,998	1,277,606	1,443,719	1,236,802	1,446,018
Average deposits	1,648,313	1,750,408	1,922,239	1,699,366	1,926,893
Other interest-bearing liabilities	258,557	180,633	118,147	219,595	125,431
Other liabilities	18,802	22,958	32,603	20,893	33,578
Total average liabilities	1,925,672	1,953,999	2,072,989	1,939,854	2,085,902
Average stockholders’ equity	424,749	422,540	581,648	423,645	585,084
Total average liabilities and stockholders’equity	$2,350,421	$2,376,539	$2,654,637	$2,363,499	$2,670,986

Guaranty Bancorp
Unaudited Credit Quality Measures

	Quarter Ended
	June 30, 2008	March 31, 2008	December 31, 2007	September 30, 2007	June 30, 2007
	(Dollars in thousands)
Nonaccrual loans and leases, not restructured	$29,742	$20,798	$19,309	$16,831	$35,515
Accruing loans past due 90 days or more	98	1	527	9	122
Other real estate owned	1,910	1,715	3,517	3,401	1,385
Total nonperforming assets	$31,750	$22,514	$23,353	$20,241	$37,022

Nonperforming loans	$29,840	$20,799	$19,836	$16,840	$35,637
Other impaired loans	—	—	3,492	510	20,208
Total impaired loans	29,840	20,799	23,328	17,350	55,845
Allocated allowance for loan losses	(6,295)	(5,368)	(4,283)	(4,028)	(14,113)
Net investment in impaired loans	$23,545	$15,431	$19,045	$13,322	$41,732

Charged-off loans	$673	$743	$1,729	$20,079	$5,473
Recoveries	(231)	(205)	(436)	(438)	(809)
Net charge-offs	$442	$538	$1,293	$19,641	$4,664

Provision for loan loss	$900	$875	$3,025	$8,026	$12,766

Allowance for loan losses	$26,506	$26,048	$25,711	$23,979	$35,594

Allowance for loan losses to loans, net of unearned discount	1.48%	1.48%	1.44%	1.32%	1.88%
Allowance for loan losses to nonaccrual loans	89.12%	125.24%	133.16%	142.47%	100.22%
Allowance for loan losses to nonperforming assets	83.48%	115.70%	110.10%	118.47%	96.14%
Allowance for loan losses to nonperforming loans	88.83%	125.24%	129.62%	142.39%	99.88%

Nonperforming assets to loans, net of unearned discount, and other real estate owned	1.77%	1.28%	1.31%	1.11%	1.96%
Annualized net charge-offs to average loans	0.10%	0.12%	0.28%	4.16%	0.99%
Nonaccrual loans to loans, net of unearned discount	1.66%	1.18%	1.08%	0.93%	1.88%